SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2004

GREENE COUNTY BANCORP, INC.
(Exact name of registrant as specified in its charter)

               Federal                                             0-25165             14-1809721
(State or other jurisdiction of incorporation)         (Commission File No.)               (IRS Employer Identification No.)

302 Main Street, Catskill NY                                                                             12414
(Address of principal executive offices)             (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

                                   Not Applicable
(Former name or former address, if changed since last report)

Item 7.     Financial Statements and Exhibits.

(a)     Not Applicable.

(b)     Not Applicable.

(c)     Exhibits.

Exhibit No.           Description

     99                    Press release dated July 21, 2004

Item 9.               Regulation FD Disclosure.

The following information is furnished pursuant to this Item 9 and in satisfaction of Item 12, "Disclosure of Results of Operations and Financial Condition."

On July 21, 2004, Greene County Bancorp, Inc. (the "Company") announced the declaration of its next semi-annual cash dividend. A copy of the press release dated July 21, 2004, giving details associated with the dividend is attached as Exhibit 99 to this report.

            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

         GREENE COUNTY BANCORP, INC.

DATE: July 21, 2004      By:     /s/ J. Bruce Whittaker
  J. Bruce Whittaker
  President and Chief Executive Officer

EXHIBIT 99

PRESS RELEASE OF GREENE COUNTY BANCORP, INC.

July 21, 2004
FOR IMMEDIATE RELEASE
Contact: J. Bruce Whittaker, President
and Chief Executive Officer
Tel (518) 943-2600

GREENE COUNTY BANCORP, INC. INCREASES CASH DIVIDEND

Catskill, New York – July 21, 2004. Greene County Bancorp, Inc. (NASDAQ – GCBC) announced today that its Board of Directors has approved an increase in the Company’s semiannual cash dividend from $0.40 per share to $0.42 per share, an increase of 5.0%. J. Bruce Whittaker, President and Chief Executive Officer of the Company, stated "We are pleased to announce this increase, which follows the 10% increase in our dividend announced this past January. This represents the ninth consecutive semi-annual cash dividend since our initial public offering in 1998."

The dividend will be paid to shareholders of record as of August 16, 2004 and is payable as of September 1, 2004.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC, a federal mutual holding company, which owns 56.5 percent of the Company’s issued shares. Greene County Bancorp, MHC will file a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a New York-chartered savings bank, and Greene County Commercial Bank, a New York-chartered municipal bank, both located in Catskill, New York. The Banks serve Greene County and southern Albany County, New York from six full-service branch offices in Catskill, Cairo, Coxsackie, Greenville, Tannersville and Westerlo, New York. The Company was organized in December 1998 in connection with the mutual holding company reorganization and stock offering of The Bank of Greene County.